Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	CCG Investor Relations
Chief Financial Officer	Mr. Athan Dounis, Account Manager
China Biologic Products, Inc.	Phone: +1 (646) 213-1916
Tel: +86-538-6202206	Email: athan.dounis@ccgir.com
Email: IR@chinabiologic.com	Mr. Crocker Coulson, President
www.chinabiologic.com	Phone: +1 (646) 213-1915
Email: crocker.coulson@ccgir.com
www.ccgirasia.com

For Immediate Release

China Biologic Products Announces Third Quarter 2009 Results

Tai'an, Shandong Province, PRC, November 16, 2009 – China Biologic Products, Inc. (OTC BB: CBPO) (“China Biologic,” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), operating through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. (“Taibang”) and Guiyang Dalin Biologic Technologies Co., Ltd. (“Dalin”) and its equity investment in Xi’an Huitian Blood Products Co., Ltd. (“Huitian”), today reported financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights

  Revenues increased 95.9% year-over-year to $27.0 million
  Revenues excluding the acquisition of Dalin increased 23.2% year-over-year to $17.0 million
  Gross profit increased 107.8% year-over-year to $20.1 million, representing a gross margin of 74.3%
  Operating income increased 99.1% year-over-year to $14.0 million, representing an operating margin of 51.9%
  Net loss attributable to controlling interest was $6.2 million, or ($0.29) per diluted share, including the impact of a $13.2 million non-cash expense
  Non-GAAP net income* was $7.1 million or $0.33 per diluted share, a 56.8% increase over $4.5 million or $0.21 per diluted share in the third quarter of 2008

* Excluding non-cash employee compensation expenses and changes in the fair value of derivative liabilities. See “About Non-GAAP Financial Measures” as well as the reconciliation table of non-GAAP net income to GAAP net income at the end of the press release.

“In the third quarter of 2009, we maintained our leadership position in the industry by continuing to provide high margin, plasma-based products to the market. Our operating income nearly doubled year-over-year, due to the contribution of our recently acquired Dalin subsidiary and healthy organic growth,” said Mr. Chao Ming Zhao, Chief Executive Officer. “Furthermore, we made major steps forward in expanding our research and development capabilities by engaging an expert in plasma-based research to serve as our director of R&D, and we entered into a collaboration agreement with a well-known blood institute in Sichuan Province. We believe that these measures will allow us to make tangible progress toward our goal of becoming the leading plasma-based pharmaceutical company in China.”

During the third quarter of 2009, the Company achieved the following milestones:

  China Biologic hosted a forum of industry experts at its headquarters in Tai’an City. The Company received counsel on how to create synergies among its subsidiaries, including the initiation of research and development of new drugs, efficient use of resources, quality control procedures during collection, production and distribution processes, and other areas to create long-term, sustainable growth.

  In order to reduce the cost of administrative operations, the Company relocated its Dalin subsidiary from Chongqing, Sichuan Province, to China Biologic’s campus in Guiyang, Guizhou Province. Dalin was renamed “Guiyang Dalin Biologic Technologies Co., Ltd.” to reflect the relocation.

  China Biologic appointed Dr. Vincent Yi-Wu Xie to serve as the Company’s Director of Research and Development. Dr. Xie will oversee the development of new biologic products including processes, analytical methods and indications. Dr. Xie is a veteran in the biopharmaceutical industry and has published several papers and articles related to the field of plasma-based research.

  China Biologic’s indirectly owned subsidiary, Qianfeng Biological Products Co., Ltd. (“Qianfeng”), was granted renewal of its PRC State Food and Drug Administration (“SFDA”) certification of compliance with Good Manufacturing Practices for the Qianfeng production facility.

  China Biologic entered into a strategic research and development agreement with the Institute of Blood Transfusion (the “IBT”), based in Chengdu, Sichuan Province, to strengthen the Company’s research and development capabilities and manufacturing processes. IBT is a division of the Chinese Academy of Medical Sciences and Peking Union Medical College.

Third Quarter Results

Revenues for the third quarter of 2009 increased 95.9% to a record $27.0 million, compared to $13.8 million for the same period last year. The increase in revenues is primarily attributable to the consolidation of Dalin, a general increase in the price of plasma-based products, which was partially offset by a decline in sales volume by one of the Company’s products, and a 0.3% increase due to foreign exchange translation. During the third quarter of 2009, Dalin accounted for $10.0 million in revenue, or 37.1% of total revenues, and Taibang accounted for $17.0 million in revenue, or 62.9% of total revenues. Revenues, excluding the acquisition of Dalin, increased 23.2% year-over-year, as prior to January 1, 2009, Taibang accounted for 100% of the Company’s revenues.

Gross profit for the third quarter of 2009 was $20.1 million, up 107.8% from $9.7 million in the third quarter of 2008. Gross margin was 74.3%, up 430 basis points from 70.0% in the third quarter of 2008. The increase in gross profit margin was primarily due to general price increases and an increase in sales of higher margin products, which was partially offset by an increase in raw material costs.

Total operating expenses in the third quarter of 2009 increased 131.4% to $6.1 million versus $2.6 million in the prior year period. Selling expenses decreased 20.6% to $0.6 million, compared to $0.8 million in the third quarter of 2008. The decrease in selling expenses was primarily due to the reduction in marketing and promotion activities initiated in 2008, which was offset by the consolidation of Dalin’s selling activities, as well as increased marketing efforts to increase direct sales to new hospitals. As a percentage of sales, selling expenses in the third quarter of 2009 were 2.3%, down from 5.7% in the third quarter last year. General and administrative (“G&A”) expenses increased 216.3% to $5.2 million. As a percentage of sales, G&A expenses increased to 19.1% for the third quarter of 2009, from 11.8% for the same period in 2008. The increase in G&A expenses was mainly due to expenses related to the acquisition of Dalin, such as additional professional service charges and personnel-related costs and depreciation and amortization expenses. The Company also incurred $7,314 in non-cash employee compensation expenses as a result of grants to employees, consultants and directors made under the 2008 Equity Incentive Plan, compared to $20,613 for the same period in 2008.

Research and development expenses increased 30.6% to $0.3 million, or 1.0% of total revenues, compared to $0.2 million, or 1.5% of total revenue, in the third quarter of 2008. The dollar increase was due primarily to the consolidation of Dalin and increased costs from continuing clinical trials on new products.

Total other expenses in the third quarter of 2009 were $14.3 million. Between June 30, 2009 and September 30, 2009, the Company’s stock price increased from $4.03 per share to $7.52 per share. As a result, the Company recognized a loss of $13.2 million from changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes. No such charge occurred in the third quarter of 2008. In addition, the Company recorded a loss of $31,051 in equity income in connection with its 35% equity interest in Huitian, the Company’s unconsolidated affiliate, compared to a net gain of $90,390 in the second quarter of 2009, due to the additional depreciation and amortization expenses arising from the write-up of assets as a result of the equity investment. Net interest expense was $0.7 million for the third quarter of 2009 compared to interest income of $21,713 for the same period in 2008. The increase in interest expense is primarily due to financing related to the acquisition of Dalin.

Provision for income taxes increased 61.2% to $2.5 million for the third quarter of 2009, compared to $1.6 million for the same period last year. The increase in provision for income taxes is mainly due to the consolidation of Dalin, which was offset by the decrease of Taibang’s provision for income taxes. Taibang accrued its 2008 taxes at 25% before it was granted a 15% preferential tax rate for the 2008 tax year in early 2009.

Net loss attributable to controlling interest for the third quarter of 2009 was $6.2 million, compared to net income attributable to controlling interest of $4.5 million in the third quarter of 2008. Fully diluted loss per share was $0.29 for the third quarter of 2009, compared to earnings per share of $0.21 in the third quarter of 2008.

Non-GAAP net income in the third quarter of 2009 was $7.1 million or $0.31 per fully diluted share, an increase of 56.8% from non-GAAP net income of $4.5 million, or $0.21 per fully diluted share in the third quarter of 2008.*

*Excluding non-cash employee compensation expenses and changes in the fair value of derivative liabilities. See “About Non-GAAP Financial Measures” as well as the reconciliation table of non-GAAP net income to GAAP net income at the end of the press release.

Nine Month Results

For the first nine months of 2009, total revenue was $81.4 million, up 142.4% from the first nine months of 2008. Revenues excluding the acquisition of Dalin increased 41.8% year-over-year to $47.6 million, compared to $33.6 million a year ago. Gross profit for the first nine months of 2009 was $59.0 million, up 147.5% from $23.8 million in the comparable period a year ago. Gross margin increased 200 basis points to 73.0% from 71.0% in the same period last year. Income from operations for the period was $40.6 million, up 159.7% from $15.6 million in the first nine months of 2008. Net income for the first nine months of 2009 was $5.0 million, down 42.7% from $8.8 million in the first nine months of 2008. Fully diluted earnings per share was $0.23 for the first nine months of 2009 compared to $0.40 in the first nine months of 2008. Adjusting for non-cash employee compensation expenses and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes, non-GAAP net income for the first nine months of 2009 was $20.0 million, or $0.92 per fully diluted share, an increase of 99.7% from non-GAAP net income of $10.1 million or $0.46 per fully diluted share for the first nine months of 2008.

Financial Condition

As of September 30, 2009, the Company had $50.3 million in cash and cash equivalents, approximately $26.8 million in working capital, and a current ratio of 1.4:1. Total shareholder’s equity at the end of the third quarter of 2009 was $78.3 million, compared to $42.0 million at the end of 2008. The Company generated $35.5 million in net cash from operating activities for the first nine months of 2009 compared to $14.7 million in the same period of 2008.

Recent Developments

China Biologic was named to Forbes Magazine’s fifth annual list of Asia’s “200 Best under a Billion” for the year 2009.

Business Outlook

Mr. Zhao added, “We believe that as a result of our recent equity investments in Dalin and Huitian, and as the only approved manufacturer of plasma-based biopharmaceuticals in Shandong Province, we are well-positioned to capitalize on the opportunities in our market. The acquisition of equity interests in Dalin and Huitian has accelerated our geographic expansion, diversified our customer base, and enhanced our technological capabilities, and has provided us with ownership interests in three of the 32 approved plasma-based biopharmaceutical manufacturers in China,”

“During the fourth quarter of 2009 and into 2010, we expect to continue to experience strong demand for our products and services, as the tight supply and demand situation for plasma-based products in China is expected to persist. In the interim, we continue to invest in our research and development efforts aimed at expanding our product line to include higher-margin, technologically more advanced plasma-based biopharmaceutical products.”

Conference Call

China Biologic will host a conference call at 8:00 a.m. ET on Monday, November 16, 2009, to discuss the 2009 third quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-356-3093. International callers should dial +1-617-597-5381. The pass code for the call is 91606809. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, November 16, 2009 at 10:00 a.m. ET. To access the replay, dial 888-286-8010. International callers should dial +1-617-801-6888. The conference pass code is 78299906.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

Adjusted Net Income	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$7,056,078	$0.33	$4,499,159	$0.21
Non-cash employee compensation (1)	$7,314	$0.00	$20,613	$0.00
Change in fair value of derivative liabilities (2)	$13,242,333	$0.61	-	-
Amount per consolidated statement of operations	($6,193,569)	($0.29)	$4,478,546	$0.21
Weighted average number of shares - diluted	21,632,793		21,504,629

Adjusted Net Income	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$20,028,863	$0.92	$10,064,301	$0.46
Non-cash employee compensation (1)	$62,281	$0.00	$1,283,801	$0.06
Change in fair value of derivative liabilities (2)	$14,931,088	$0.69	-	-
Amount per consolidated statement of operations	$5,035,494	$0.23	$8,780,500	$0.40
Weighted average number of Shares	21,767,086		21,713,170

(1) Non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan

(2) Change in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes, to be recognized in earnings each quarter

Use of Non-GAAP Financial Measures

GAAP results for the three months and nine months ended September 30, 2009, and September 30, 2008, include non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc. (the “Company”), through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the significance of the Company’s acquisitions and acquisition strategy and the benefits of such acquisitions, including the expected impact on the Company’s 2009 revenues and net income; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its goal of becoming the leading plasma-based pharmaceutical company in China; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

– FINANCIAL TABLES FOLLOW –

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

REVENUES
Revenues	$26,871,259	$13,799,915	$80,861,353	$33,574,764
Revenues – related party	168,480	-	508,529	-
Total revenues	27,039,739	13,799,915	81,369,882	33,574,764

COST OF REVENUES
Cost of revenues	6,942,948	4,138,077	22,283,881	9,725,103
Cost of revenues – related party	17,953	-	53,715	-
Total cost of revenues	6,960,901	4,138,077	22,337,596	9,725,103

GROSS PROFIT	20,078,838	9,661,838	59,032,286	23,849,661

OPERATING EXPENSES:
Selling expenses	619,467	780,246	2,313,577	1,785,340
General and administrative expenses	5,169,137	1,634,233	14,996,846	5,756,087
Research and development expenses	262,500	201,037	1,098,083	664,652
Total operating expenses	6,051,104	2,615,516	18,408,506	8,206,079

INCOME FROM OPERATIONS	14,027,734	7,046,322	40,623,780	15,643,582

OTHER EXPENSES (INCOME):
Equity in loss (income) of unconsolidated affiliate	(31,051)	-	19,092	-
Change in fair value of derivative liabilities	13,242,333	-	14,931,088	-
Interest expense (income), net	724,771	(21,713)	1,979,538	(7,531)
Other expense (income), net	337,645	57,815	372,955	110,267
Total other expenses, net	14,273,698	36,102	17,302,673	102,736

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	(245,964)	7,010,220	23,321,107	15,540,846

PROVISION FOR INCOME TAXES	2,535,023	1,572,816	7,547,318	4,437,141

NET INCOME (LOSS) BEFORE NONCONTROLLING INTEREST	(2,780,987)	5,437,404	15,773,789	11,103,705

Less: Net income attributable to noncontrolling interest	3,412,582	958,858	10,738,295	2,323,205

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	(6,193,569)	4,478,546	5,035,494	8,780,500

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustments	(62,767)	121,814	349,602	1,992,939

COMPREHENSIVE INCOME (LOSS)	$(6,256,336)	$4,600,360	$5,385,096	$10,773,439

BASIC EARNINGS PER SHARE:
Weighted average number of shares	21,632,793	21,434,942	21,504,002	21,434,942
Earnings (loss) per share	$(0.29)	$0.21	$0.23	$0.41

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	21,632,793	21,504,629	21,767,086	21,713,170
Earnings (loss) per share	$(0.29)	$0.21	$0.23	$0.40

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS
	September 30,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$50,348.133	$8,814,616
Accounts receivable, net of allowance for doubtful accounts of $1,393,567 and $1,268,052 as of September 30, 2009 and December 31, 2008, respectively	1,473,942	313,087
Accounts receivable - related party	41,430	-
Dividend receivable	-	147,256
Other receivables	926,581	356,957
Inventories	33,218,618	14,949,196
Prepayments and deferred expense	1,582,566	614,704
Total current assets	87,591,270	25,195,816

PLANT AND EQUIPMENT, net	27,849,832	19,299,364

OTHER ASSETS:
Investment in unconsolidated affiliate	6,277,894	6,533,977
Refundable deposit for potential acquisition	-	14,181,800
Prepayments - non-current	4,870,735	955,874
Intangible assets, net	21,152,417	1,002,561
Goodwill	12,425,589	-
Total other assets	44,726,635	22,674,212

Total assets	$160,167,737	$67,169,392

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,610,470	$2,481,889
Notes payable	-	29,340
Short term loans - bank	10,782,450	-
Short term loans - holder of noncontrolling interest	4,425,777	773,277
Other payables and accrued liabilities	17,118,218	3,962,931
Other payable - related parties	3,086,940	-
Accrued interest - holder of noncontrolling interest	1,319,556	-
Distribution payable to holder of noncontrolling interest	759,319	3,252,354
Customer deposits	7,751,013	1,091,792
Taxes payable	5,913,231	4,060,010
Long term loan - bank, current maturities	3,374,100	-
Investment payable	2,625,405	3,275,501
Total current liabilities	60,766,479	18,927,094

OTHER LIABILITIES:
Non-current other payable - land use right	324,121	325,390
Notes payable, net of discount of $9,508,965 as of September 30, 2009	45,175	-
Long term loan - bank, net of current maturities	-	5,868,000
Derivative liability - conversion option	12,784,873	-
Fair value of derivative instruments	7,943,174	-
Total other liabilities	21,097,343	6,193,390

Total liabilities	81,863,822	25,120,484

COMMITMENTS AND CONTINGENCIES	-	-

EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 22,650,442 and 21,434,942 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	2,265	2,143
Paid-in-capital	19,191,623	10,700,032
Statutory reserves	13,413,353	6,989,801
Retained earnings	13,074,618	15,392,253
Accumulated other comprehensive income	5,102,487	4,752,885
Total shareholders' equity	50,784,346	37,837,114

NONCONTROLLING INTEREST	27,519,569	4,211,794

Total equity	78,303,915	42,048,908

Total liabilities and equity	$160,167,737	$67,169,392

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$5,035,494	$8,780,500
Net income attributable to noncontrolling interest	10,738,295	2,323,205
Consolidated net income	15,773,789	11,103,705
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,158,206	914,575
Amortization	2,654,269	80,753
Loss on disposal of equipment	114,246	73,310
Recovery of bad debt previously reserved	(9,621)	-
Allowance for bad debt - accounts receivables	90,442	-
Allowance for bad debt - other receivables and prepayments	659,788	-
Stock based compensation	62,281	1,283,801
Change in fair value of warrant liabilities	14,931,088	-
Amortization of deferred note issuance cost	110,938	-
Amortization of discount on convertible notes	45,175	-
Equity in loss of unconsolidated affiliate	19,092	-
Change in operating assets and liabilities:
Notes receivable	-	43,011
Accounts receivable	(1,306,293)	(353,412)
Accounts receivable - related party	378,308	-
Other receivables	(485,641)	15,251
Inventories	(9,729,616)	(3,206,654)
Prepayments and deferred expenses	(511,819)	(355,012)
Accounts payable	(149,764)	72,681
Other payables and accrued liabilities	4,236,622	1,267,099
Accrued interest - holder of noncontrolling interest	1,319,555	-
Customer deposits	4,154,255	383,703
Taxes payable	942,929	3,477,543
Contingent liability	-	(108,430)
Net cash provided by operating activities	35,458,229	14,691,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	11,945,303	-
Proceeds from dividend receivable	147,256	-
Payments made for acquisition	(10,373,854)	-
Payments made for unconsolidated affiliate	(3,224,980)	-
Purchase of plant and equipment	(2,323,903)	(3,154,996)
Additions to intangible assets	(1,374,146)	(9,620)
Proceeds from sale of equipment	513	53,078
Advances for potential acquisition	-	(1,463,000)
Advances on non-current assets	(855,298)	(160,256)
Net cash used in investing activities	(6,059,109)	(4,734,794)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	-	(338,353)
Payments on notes payable	(29,318)	-
Proceeds from warrants conversion	3,455,059	-
Proceeds from issuance of convertible notes	8,967,516	-
Repayments of former shareholders loan in acquiring company	(2,782,278)	-
Proceeds from short term loans - bank	13,515,598	-
Payments on short term loans - bank	(2,814,528)	(716,850)
Payments on long term loan - bank	(5,863,600)	-
Dividends paid to noncontrolling interest shareholders	(2,293,888)	(286,740)
Net cash provided by (used in) financing activities	12,095,925	(1,341,943)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	38,472	598,736

INCREASE IN CASH	41,533,517	9,213,923
CASH and CASH EQUIVALENTS, beginning of period	8,814,616	5,010,033

CASH and CASH EQUIVALENTS, end of period	$50,348,133	$14,223,956

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$7,525,262	$1,830,589
Interest paid (net of capitalized interest)	$911,846	$47,197
Non-cash investing and financing activities:
Reclassification of warrant liability to paid-in capital upon warrants conversion	$5,712,822	$-
Dividend paid by offsetting accounts receivable-related party	$943,907	$-
Dividend paid in exchange of holder of noncontrolling interest loan	$3,737,283	$-
Dividend paid by offsetting loan due from holder of noncontrolling interest	$4,470,995	$-
Net assets acquired with prepayments made in prior periods	$14,248,548	$-
Net assets acquired with unpaid investment	$2,849,710	$-
Land use right acquired with prepayments made in prior periods	$131,931	$-